Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan and Amended and Restated 2020 Employee Stock Purchase Plan of Cerevel Therapeutics Holdings, Inc. of our reports dated February 22, 2023, with respect to the consolidated financial statements of Cerevel Therapeutics Holdings, Inc. and the effectiveness of internal control over financial reporting of Cerevel Therapeutics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 22, 2023